First Amendment to
                             Lilly Industries, Inc.
                             1992 STOCK OPTION PLAN


     1. Paragraph 4 of the Lilly Industries, Inc. ("Lilly") 1992 Stock Option Plan (the "Stock Option Plan") is amended and restated in its entirety to read as follows:

          4. Stock Subject to the Plan. There shall be reserved for issuance upon the exercise of options granted under the Plan two million seven hundred seventy one thousand eight hundred seventy five (2,771,875) shares of Class A Stock, without par value, of the Corporation, which may be authorized but unissued shares of the Corporation. Subject to Section 7 hereof, the shares for which options may be granted under the Plan shall not exceed that number. If any option shall expire or terminate for any reason without having exercised in full, the unpurchased shares subject thereto shall (unless the Plan shall have terminated) become available for other options under the Plan.

     2. This First Amendment to the Stock Option Plan shall become effective when it shall have been approved by the requisite vote of the holders of the Class A Stock and Class B Stock as set forth in the Proxy Statement of Lilly for its annual meeting of shareholders to be held on April 24, 1997.

     3. All other terms and provisions of the Plan shall remain in full force and effect.